EX-28.j.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 13, 2019 with respect to the financial statements of Nationwide Mellon Disciplined Value Fund (formerly known as BNY Mellon Disciplined Stock Fund, a series of the BNY Mellon Investment Funds IV, Inc.), as of October 31, 2019, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectus.

/s/ KPMG LLP
KPMG LLP

New York, New York

February 19, 2020